Exhibit 10.40

I, George L. Engelke Jr., acknowledge and agree that my base salary, as set forth in Amendments No. 1 to the Amended and Restated Employment Agreements by and between myself and Astoria Financial Corporation and Astoria Federal Savings and Loan Association entered into as of April 21, 2010 (the “Amendments”), has been further reduced to Five Hundred Thousand Dollars ($500,000) effective January 30, 2012 and that the Amendments, as amended hereby, otherwise remain in full force and effect. I also hereby permanently and irrevocably waive any and all rights that I or my beneficiaries may have to claim an entitlement to an Annual Award of Shares of Astoria Financial Corporation under the terms of the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation for the 2012 calendar year scheduled for grant on or about January 30, 2012.

/s/ George L. Engelke, Jr.

George L. Engelke Jr.

Dated

January 30, 2012